Question 7.c)
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Addendum to Question 7.c on Form N-SAR
List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

                                                       Is this the
Series                                                 last filing
Number               Series Name                     for this series?
                                                         (Y or N)
92         GS Core Plus Fixed Income Fund*    		    N
97         GS Inflation Protected Securities Fund*          N
110        GS Local Emerging Markets Equity Fund*           N


* Please refer to the Annual Report to Shareholders to be filed on Form
  N-CSR on or about June 9, 2008 for additional information concerning the fund.